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                                                                   EXHIBIT 99.01

                   EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

                   SUPPLEMENTAL BUSINESS SEGMENT INFORMATION
                             1997 CHANGE FROM 1996


                                             FOURTH QUARTER                        TWELVE MONTHS
                                                % CHANGE                              % CHANGE
                                          ---------------------             ------------------------
                                            SALES  OPERATING (1)(2)          SALES       OPERATING (1)(2)
                                          REVENUE    EARNINGS               REVENUE      EARNINGS
                                          -------  ------------             -------    -------------
SPECIALTY & PERFORMANCE SEGMENT
  Specialty plastics                          14 %         --                    5%         ++
  Performance chemicals                      (11)%         --                   (9)%        --
  Fine chemicals                              (8)%         --                   (2)%        --
  Fibers                                     (16)%         --                  (12)%        --
  Coatings, inks & resins                      5 %          -                    5%          +
    Total Segment                             (3)%        (57)%                 (2)%       (20)%
                                              ===         ===                  ===         ===


CORE PLASTICS SEGMENT
  Container plastics                          30 %         ++                   (9)%        --
  Flexible plastics                           (8)%         ++                    2 %        ++
    Total Segment                             14 %         40%                  (5)%         -%
                                              ===         ===                  ===         ===


CHEMICAL INTERMEDIATES SEGMENT
Industrial intermediates                       8%          ++                    2%          +
    Total Segment                              8%          38%                   2%          1%
                                              ===         ===                  ===         ===

TOTAL EASTMAN                                  4 %        (41)%                 (2)%       (24)%
                                              ===         ===                  ===         ===



(1)   0   = Change of approximately 0 - 2% (+ or -)
      +   = Increase of approximately 2 - 10%
     ++   = Increase of greater than 10%
      -   = Decrease of approximately 2 - 10%
     --   = Decrease of greater than 10%
     Sm   = Negligible change in dollar amount
     Nm   = Not meaningful


(2) Operating earnings reflect an allocation of the $62 million ($40 million after tax) charge for partial settlement/curtailment of pension and other postemployment benefit liabilities to segments as follows: Specialty and Performance, $34 million; Core Plastics, $18 million; and Chemical Intermediates, $10 million.





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